This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 28th day of January, 2002.


                              COLLEGE AND UNIVERSITY FACILITY
                               LOAN TRUST TWO

                              By: State Street Bank and Trust Company, not in its individual capacity, but solely as Owner Trustee under a Declaration of Trust dated March 11, 1988 and amended and restated on May 12, 1988, and December 4, 1989.


                              By Diana J. Kenneally
                                 Assistant Secretary